                        AMENDED AND RESTATED REGULATIONS

                                       OF

                             GOLTECH PETROLEUM, LLC

                                       ii

                                      iii

                        AMENDED AND RESTATED REGULATIONS

                             GOLTECH PETROLEUM, LLC

         THIS AGREEMENT is made by and among Goltech Petroleum, LLC, Teton
Petroleum Company, and Petromed Oil Limited, effective as of the 14th day of
August, 2000 (the "Effective Date").

                             ARTICLE 1: DEFINITIONS

         As used in this Agreement, the following words and terms will have the meaning ascribed to them below:

1.1      "Act" means the Texas Limited Liability Company Act, as currently constituted, subsequently amended or superseded.

1.2      "Affiliate," with respect to a Person, means (1) a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Person, (2) a Person who owns or controls at least ten percent of the outstanding voting interests of the
Person, or (3) a Person who is an officer, director, manager, trustee, or partner of the Person.

1.3      "Agreement" means this agreement, including any amendments. This
Agreement is intended to constitute the Company's regulations within the meaning of Article 2.09 A of the Act.

1.4      "Articles" means the articles of organization filed with the Secretary of State to organize the Company as a limited liability company, including any amendments.

1.5      "Available Funds" means with respect to any calendar quarter the
Company's gross cash receipts during the calendar quarter from operations, sales of assets, repayments of advances previously made to Goloil, investments, and other sources, plus cash reserves set aside in prior periods with the consent of the Members and no longer deemed necessary by the Manager, less (i) the sum of all properly incurred, necessary and reasonable operating expenses incurred during the quarter in the ordinary course of Company's business (including without limitation payroll costs, supplies, tools, replacement parts and equipment, insurance premiums, taxes, rent on non-capital leases, license fees necessary to avoid acreage relinquishments, governmental fees, utility costs, costs for general and administrative overhead and other non-capital items); (ii)
total set asides (including, without limitation, additions to reserves, prepayments and capital expenditures), not exceeding (together with set asides carried over from prior months) an aggregate $35,000 at the end of any month, as the Manager may deem appropriate; and (iii) such other expenditures and sets asides as may unanimously be agreed by the Members.

1.6      "Bankruptcy" means the filing of a petition seeking liquidation, reorganization, arrangement, readjustment, protection, relief or composition in any state or federal bankruptcy, insolvency, reorganization or receivership proceeding.

1.7      "Capital Account" of a Member means the capital account maintained for the Member in accordance with Article 4.4.

1.8      "Code" means the Internal Revenue Code of 1986, as amended.

1.9      "Company" means Goltech Petroleum, LLC and any successor limited liability company.

1.10     "Competing  Activity" means an activity that competes with or is benefited by the Company's present or prospective activities.  A passive investment in an Entity engaged in a Competing Activity is itself a Competing
Activity only if the investor and the Entity are Affiliates.

1.11     "Contribution" means anything of value that a Member contributes  to the Company as a prerequisite for or in connection with membership, including any combination of cash, property, services rendered, a promissory note or any other obligation to contribute cash or property.

1.12     "Distribution" means the Company's direct or indirect transfer of money or other property with respect to a Membership Interest.

1.13     "Effective Date" is defined in the preamble.

1.14     "Goloil" means the Russian closed joint stock company Goloil.

1.15     "Entity" means an association, relationship or artificial person through or by means of which an enterprise or activity may be lawfully conducted, including, without limitation, a partnership, trust, limited liability company, corporation, joint venture, cooperative or association.

1.16     "Initial Regulations" means the Company's initial regulations dated as of January 1, 1995.

1.17     "Manager" means a Person, whether or not a Member, who is vested with authority to manage the Company in accordance with Article 5.

1.18     "Member" means a Member and any Person who subsequently is admitted as an additional or substitute  Member after the Effective Date, in accordance with
Article 3.1.

1.19     "Membership Interest" means a Member's percentage interest in the
Company, consisting of the Member's right to share in Profits, receive
Distributions, participate in the Company's governance, approve the Company's acts, participate in the designation or removal of a Manager and receive information pertaining to the Company's affairs. The Membership Interests of the
Members are set forth in Article 3.1(a). Changes in Membership Interests after the Effective Date, including those necessitated by the admission and
Dissociation of Members, will be reflected in the Company's records. The allocation of Membership Interests reflected in the Company's records from time to time is presumed to be correct for all purposes of this Agreement and the
Act.

1.20     "Person" means a natural person or an Entity.

1.21     "Petromed" means Petromed Oil Limited, a limited liability company organized under the laws of the Republic of  Cyprus.

1.22     "Profit," as to a positive amount, and "Loss," as to a negative amount, mean, for a Taxable Year, the Company's income or loss for the Taxable Year, as determined in accordance with Code Section 703(a), including each item of income, gain, loss or deduction required to be separately stated, and income and gain exempt from tax.

1.23     "Subsidiary" means any Entity in which the Company directly and/or indirectly through other Subsidiaries holds a greater than fifty percent (50%)
interest in any class of equity securities.

1.24     "Taxable Year" means the Company's taxable year as determined in accordance with Article 6.2.

1.25     "Teton" means Teton Petroleum Company.

1.26     "Transfer," as a noun, means a transaction or event by which ownership of a Membership Interest is voluntarily changed or encumbered, including, without limitation, a sale, exchange, abandonment, gift, or pledge. "Transfer,"
as a verb, means to effect a Transfer.

1.27     "Transferee" means a Person who acquires a Membership Interest by
Transfer from a Member or another Transferee and is not admitted as a Member in accordance with Article 3.1.

1.28     "Treasury Regulations" means proposed, temporary or final regulations promulgated under the Code by the Department of the Treasury, as amended.

                             ARTICLE 2: THE COMPANY

         2.1      Status.  The Company is a Texas limited liability company
organized under the Act.

         2.2      Name.  The Company's name is Goltech Petroleum, LLC.

         2.3      Term.  The Company's existence commenced on January 9,
1995 and will continue until terminated under this Agreement.

         2.4      Purpose.  The Company's purpose is to engage in any lawful business for which a limited liability company may be organized under the Act.

         2.5      Registered Agent and Registered Office. The Company's
registered office in Texas is located at 350 North Saint Paul Street, Dallas,
Texas 75201, and its registered agent at such address is CT Corporation System.
The Company may change its registered agent or registered office at any time in accordance with the Act.

                               ARTICLE 3: MEMBERS

         3.1      Identification.

                  (a)      Members. The names, addresses and Membership
Interests of the Members are as follows:

                  Petromed Oil Limited                       50%
                  Cassandra Centre
                  Office 201 & 202 , 2nd Floor,
                  29, Theklas Lysioti Street,
                  P.O. Box 58184,
                  3731 Limassol,
                  Cyprus

                  Teton Petroleum Company                    50%
                  P.O. Box 774327
                  Steamboat Springs, Colorado 80477

                  (b)      Additional and Substitute Members.  The Company may
admit additional or substitute Members only with the written approval of all
Members. A Member may withhold approval of the admission of any Person for any or no reason.

                  (c)      Rights of Additional or Substitute Members.  A Person
admitted as an additional or substitute Member has all the rights and powers and is subject to all the restrictions and obligations of a Member under this
Agreement and the Act. In order to be admitted as a Member, a Person will first execute and deliver to the Company a counterpart to this Agreement.

         3.2      Manner of Acting.

                  (a)      Meetings.

                           (1)      Right to Call. Any Manager or any Member or
combination of Members whose Membership Interest exceeds 10 percent may call a meeting of Members by giving written notice to all Members not less than 5 nor more than 60 days prior to the date of the meeting. The notice must specify the date of the meeting and the nature of any business to be transacted. A Member may waive notice of a meeting of Members in writing or by attendance at the meeting.

                           (2)      Proxy Voting.  A Member may act at a meeting
of Members through a Person authorized by signed proxy.

                           (3)      Quorum. Members whose aggregate Membership
Interest is 100 percent will constitute a quorum at a meeting of Members.  No action may be taken at a meeting in the absence of a quorum.

                           (4)      Required Vote.  Except with respect to
matters for which a greater minimum vote is required by Article 5.5 of this
Agreement, the vote of Members present whose aggregate Membership Interest exceeds 50 percent of the aggregate Membership Interest of all Members present will constitute the act of the Members at a meeting of Members; provided, however, that in the event of an equally divided 50:50 vote on a matter not being a matter described in Article 5.5, Petromed shall have a casting vote and the vote of Petromed shall, in such circumstances, be deemed a vote in excess of
50 percent of the aggregate Membership Interest of all Members present.

                  (b)      Written Consent. The Members may act without a
meeting by written consent describing the action and signed by Members whose aggregate Membership Interest is at least equal to the minimum that would be necessary to take the action at a meeting at which all Members were present.
Except with respect to matters described in Article 5.5, Petromed may, because of its casting vote, take unilateral action by written consent on matters requiring the consent of the Members, so long as Petromed continues to hold at least a 50 percent Membership Interest. Petromed shall, however, whenever practicable, and subject to operational exigencies, seek the concurrence of the other Members before taking such unilateral action and, if unilateral action is taken without the concurrence of the other Members, Petromed shall provide notice to the other Members of such action as soon as reasonably practicable.

         3.3      Limitation on Individual Authority.  A Member who is not also a Manager has no authority to bind the Company. A Person whose unauthorized act obligates the Company to a third party will indemnify the Company for any costs or damages the Company incurs, whether direct, indirect or consequential, as a result of the unauthorized act, shall further, to the extent such Person is also a Member, be deemed to be in breach of its obligations under this Agreement.

         3.4      Withdrawal of a Member.  A Member at any time may withdraw from the Company by giving written notice to the Company and the other Members at least 60 days prior to the effective date of the withdrawal.

         3.5      Expulsion of a Member. Neither the Company nor the Members have power to expel a Member for any reason.

         3.6      Transfer of Membership Interest.

                  (a)      Restrictions on Transfer.  A Member may Transfer a
Membership Interest only in compliance with this Article 3.6.  An attempted
Transfer of all or a portion of a Membership Interest that is not in compliance with this Article 3.6 is null and void.

                  (b)      Permitted Transfers.  A Member at any time may
Transfer all or a portion of a Membership Interest to a wholly owned subsidiary of such Member if, as of the date the Transfer takes effect, the Company is reasonably satisfied that all of the following conditions are met:

                           (1)      the Transfer is the subject of an effective
registration under, or exempt from the registration requirements of, applicable state and federal securities laws; and

                           (2)      the Company receives from the Transferee the
information and agreements reasonably required to permit it to file federal and state income tax returns and reports.

                  (c)      Right of First Refusal.

                           (1)      Once a Member and a proposed Transferee have
fully negotiated the final terms and conditions of the Transfer of all or any portion of a Member's Membership Interest, other than to an Affiliate, the
Member (the "seller") will disclose such final terms and conditions to the remaining Members and make a written offer to sell such Membership Interest to the remaining Members on such final terms and conditions. If the proposed
Transfer involves consideration other than cash or involves the transfer of assets other than a Membership Interest, then the Membership Interest shall be allocated a reasonable and justifiable cash value, whether by agreement of the concerned Members or by resolution pursuant to Article 8.2, and the remaining
Members shall be permitted to pay such cash value in lieu of the other consideration.

                           (2)      If the remaining Members wish to accept the
seller's offer they must deliver written notice of acceptance to the seller within 30 days after the offer is received.

                           (3)      The remaining Members may divide the
Membership Interest in any manner to which they all agree, provided that they must purchase all of the Membership Interest subject to the seller's offer. In the absence of agreement, they will divide the Membership Interest in proportion to their Membership Interests, as of the time the offer is received.

                           (4)      If the remaining Members do not accept the
seller's offer, the seller may sell the Membership Interest to the third-party purchaser for cash on the terms specified in the original offer, provided the
Company is reasonably satisfied that all of the other conditions prescribed by this Article 3.6 are met. However, if the remaining Members do not accept the seller's offer and the seller does not complete the sale to the third-party purchaser within 30 days after the remaining Members' right to accept the offer terminated, the seller must make a new offer to the remaining Members and the provisions of this Article 3.6 again will apply.

                  (d)      Transferor's Membership Status. If a Member Transfers
less than all of the Membership Interest, the Member's rights with respect to the transferred portion, including the right to vote or otherwise participate in the Company's governance and the right to receive Distributions, will terminate as of the effective date of the Transfer. However, the Member will remain liable for any obligation with respect to the transferred portion that existed prior to the effective date of the Transfer, including any costs or damages resulting from the Member's breach of this Agreement.

                  (e)      Transferee's Status.

                           (1)      Admission as a Member.  A Member who
Transfers a Membership Interest has no power to confer on the Transferee the status of a Member.  A Transferee may be admitted as a Member only in accordance with the provisions of Article 3.1. A Transferee who is not admitted as a Member has only the rights described in this Article 3.6.

                           (2)      Rights of Non-Member Transferee.  A
Transferee who is not admitted as a Member in accordance with the provisions of
Article 3.1, (i) has no right to vote or otherwise participate in the Company's governance, (ii) is not entitled to receive information concerning the Company's affairs or inspect the Company's books and records, (iii) with respect to the transferred Membership Interest, is entitled to receive the Distributions to which the Member would have been entitled had the Transfer not occurred, but only at such times and in such amounts as the Company in its sole discretion may determine, and (iv) is subject to the restrictions imposed by this Article 3.6 to the same extent as a Member.

                               ARTICLE 4: FINANCE

         4.1      Contributions.

                  (a)      Capital Contributions.  The Members have made the
Contributions described below:

                           (1)      As of the Effective Date, Petromed has made
a cash contribution in the amount of $1,000,000, which shall be contributed to the capital of Siberian-Texas Closed Joint Stock Company Goloil as soon as reasonably possible after the foundation documents of Goloil have been amended to permit such contribution and after all necessary governmental approvals for such amendment have been secured; provided, however, that all or some portion of such $1,000,000 contribution may be made in the form of a loan from Goltech to
Goloil, if Goltech and Petromed so agree.

                           (2)      Prior to the Effective Date, Teton Petroleum
Company contributed cash and certain property to the Company. Solely for federal and state income tax purposes, the parties acknowledge that under Revenue Ruling
99-5, Teton will be deemed to have made a Contribution to the Company, at the time of Petromed's admission, of the Company assets held immediately prior to
Petromed's admission subject to the Company's indebtedness immediately prior to
Petromed admission. The agreed upon fair market value of the Company's net assets (assets less liabilities) and Teton's deemed capital Contribution immediately prior to Petromed's admission is $2,350,000 (as such amount shall be increased by not more than $1,000,000 upon presentation by Teton of receipts or other appropriate documentary evidence indicating that it has made a greater actual capital contribution prior to the date hereof for the purchase of stock issued by Goloil or for the direct benefit of operations on the Yeguriakh licensed area). Thus, Teton's Capital Account as of the Effective Date shall be
$2,350,000, as adjusted above. Solely for purposes of computing Capital Account adjustments under this Agreement, (1) if $2,350,000, as adjusted above, exceeds the net book value of the Company's assets immediately prior to Petromed's admission, the book value of the Company's assets shall be increased (in proportion to their respective tax bases) effective on Petromed's admission by the amount of such excess; and (2) if $2,350,000, as adjusted above, is less than the net book value of the Company's assets immediately prior to Petromed's admission, the book value of the Company's assets shall be reduced (in proportion to their respective tax bases) by the amount of such shortfall, again effective on Petromed's admission.

                  (b)      Additional Members.  A Person admitted as a Member in
connection with the acquisition of a Membership Interest directly from the
Company after the Effective Date will make the Contributions specified in the agreement pursuant to which the Person is admitted as a Member.

                  (c)      Additional Contributions. Except as otherwise
provided in Article 4.1(a), no Member is required to make additional contributions. Although the Company may authorize additional Contributions at such times and on such terms and conditions as it determines to be in its best interest, absent the Company's authorization no Member is permitted to make additional Contributions.

                  (d)      No Return of  Contribution.  A Member is not entitled
to the return of any Contribution prior to the Company's dissolution and winding
up.

         4.2      Allocation of Profit and Loss.

                  (a)      General Allocation.  The Company's Profit or Loss,
and all tax credits, for a Taxable Year will be allocated among the Members in proportion to their Contributions as set forth in Article 4.1 until such time as the each Member has received aggregate Distributions under Article 4.3 equal to such Contributions. Thereafter, the Company's Profit or Loss, and all tax
credits, will be allocated to the Members in proportion to their respective
Membership Interests. Allocations will be calculated without reference to any tax liabilities, deductions, adjustments, or payments of the respective parties.

                  (b)      Effect of Transfers During Year. The Company will
prorate items attributable to a Membership Interest that is the subject of a
Transfer during a Taxable Year between the transferor and the Transferee based on the portion of the Taxable Year (number of days) that elapsed prior to the
Transfer.

         4.3      Distributions.

                  (a)      Minimum Quarterly Distributions. Within 30 days after
the close of each calendar quarter, the Company will distribute to the Members an amount equal to the Company's Available Funds for the quarter;  provided, however,  that with the consent of Members holding 100 percent of the Membership
Interests, the Company may distribute a lesser amount.

                  (b)      Remaining Funds. The Company will distribute to the
Members, at such intervals as Members holding 100% of the Membership Interests held by all Members determine, any other cash flow available for distribution in excess of Available Funds required by the preceding paragraph.

                  (c)      Allocation. Except as provided in Article  7.2(d),
the Company will make all Distributions to the Members in proportion to their
Contributions as set forth in Article 4.1 until such time as each Member has received aggregate Distributions under this Article 4.3 equal to such
Contributions plus an amount in the nature of interest at the LIBOR Rate plus
3%. For this purpose, the LIBOR Rate means the closing London Inter-Bank offering rate of interest for three month deposits as quoted at 11:00 a.m. by the London office of Barclay's Bank plc (or any other bank of published source agreed by the Members holding 100% of the outstanding Membership Interests) for the day in question or the previous banking day if the day in question is not a banking day. Thereafter, Distributions will be made to the Members in proportion to their respective Membership Interests on the date of Distribution.

         4.4      Capital Accounts.

                  (a)      General Maintenance. The Company will establish and
maintain a Capital Account for each Member. As of the Effective Date, the
Capital Account of Petromed shall be $1,000,000 and the Capital Account of
Teton, representing the agreed upon value of the Company's net assets, immediately prior to Petromed's admission as a Member is $2,350,000, as adjusted above. Thereafter, each Member's Capital Account will be:

                           (1)      increased by: (i) the amount of any money
the Member contributes to the Company's capital; (ii) the fair market value of any property the Member contributes to the Company's capital, net of any liabilities the Company assumes or to which the property is subject; and (iii)
the Member's share of Profits and any separately stated items of income or gain;
and

                           (2)      decreased by: (i) the amount of any money
the Company distributes to the Member; (ii) the fair market value of any property the Company distributes to the Member, net of any liabilities the
Member assumes or to which the property is subject; and (iii) the Member's share of Losses and any separately stated items of deduction or loss.

                  (b)      Revaluations.

                           (1)      In the discretion of Members holding 100% of
the Membership Interests held by all Members, the book value of the Company's assets may be revalued and, if so, the Capital Account of each Member shall be adjusted to reflect a revaluation of the Company's assets upon the occurrence of the following events:

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                                    (i)     The contribution of money or other
property (other than a de minimis amount) to the Company by a new or existing
Member as consideration for a Membership Interest;

                                    (ii)    The distribution of money or other
property (other than a de minimis amount) by the Company to a retiring or continuing Member as consideration for a Membership Interest; or

                                    (iii)   The liquidation of the Company
within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g).

                           (2)      The adjustment shall be based on the fair
market value of Company property (taking Section 7701(g) of the Code into account) on the date of adjustment, and shall reflect the manner in which the unrealized income, gain, loss or deduction inherent in the property (that has not previously been reflected in Capital Accounts) would have been allocated among the Members if there had been a taxable disposition of the property for fair market value on that date.

                  (c)      Book/Tax Disparity.  In the case of any Company asset
that has a book value that differs from the adjusted tax basis of that asset, then Capital Accounts shall be adjusted in accordance with Regulation Section
1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss computed for book purposes rather than tax purposes, with respect to such asset. The allocation of such book items shall be made to the
Members in a manner consistent with allocations of Profit and Loss.

                  (d)      Section 754 Adjustments.  If there is any basis
adjustment pursuant to an election under Section 754 of the Code, then Capital
Accounts shall be adjusted to the extent required by the Treasury Regulations.

                  (e)      General Principles. The principles in this Agreement
governing the adjustments of Capital Accounts are intended to satisfy the capital account maintenance requirements of Regulation 1.704-1(b)(2)(iv) and shall be construed consistently therewith.

                  (f)      Transfer of Capital Account.  A Transferee of a
Membership Interest succeeds to the portion of the transferor's Capital Account that corresponds to the portion of the Membership Interest that is the subject of the Transfer.

                              ARTICLE 5: MANAGEMENT

         5.1      Representative Management.  The Company will be managed by one or more Managers.  The Members from time to time may establish and change the number of Managers.  The name and business address of the Company's Manager as of the date hereof is Petromed Oil Limited, 89, St. John Street, Valletta, VLT
09.

                                       11

         5.2      Time Devoted to Business.  A Manager will devote such time and effort as required by the Company's business.

         5.3      Powers and Authority.

                  (a)      General Scope. Except for matters on which the
Members' approval is required by the Act or this Agreement, the Managers have full power, authority and discretion to manage and direct the Company's business, affairs and properties, including, without limitation, the specific powers referred to in Article 5.3(b).

                  (b)      Specific Powers.

                           (1)      Subject to the provisions of this Agreement
which expressly require the consent of Members, the Managers are authorized on the Company's behalf to make all decisions as to (i) the development, sale, lease or other disposition of the Company's assets; (ii) the purchase or other acquisition of other assets of all kinds; (iii) the management of all or any part of the Company's assets and business; (iv) the borrowing of money and the granting of security interests in the Company's assets (including loans from
Members); (v) the prepayment, refinancing or extension of any mortgage affecting the Company's assets; (vi) the compromise or release of any of the Company's claims or debts; (vii) the employment of Persons for the operation and management of the Company's business; and (viii) all elections available to the
Company under any federal or state tax law or regulation.

                           (2)      Subject to the limitations of Article 5.5
below, each Manager on the Company's behalf may execute and deliver (i) all contracts, conveyances, assignments, leases, subleases, franchise agreements, licensing agreements, management contracts and maintenance contracts covering or affecting the Company's assets; (ii) all checks, drafts and other orders for the payment of the Company's funds; (iii) all promissory notes, mortgages, deeds of trust, security agreements and other similar documents; (iv) all articles, certificates and reports pertaining to the Company's organization, qualification and dissolution; (v) all tax returns and reports; and (vi) all other instruments of any kind or character relating to the Company's affairs.

         5.4      Manner of Acting.

                  (a)      General.  The Managers may act with respect to any
matter within the scope of their authority at a meeting of Managers or pursuant to formal or informal procedures adopted at a meeting of Managers. Procedures that may be adopted at a meeting of Managers include, without limitation, the establishment of dates and times for regular meetings, procedures pursuant to which the Managers may approve a matter without a meeting and the delegation of duties and responsibilities with respect to which the delegate may act without approval or ratification by the other Managers.

                                       12

                  (b)      Written Consent. The Managers may act without a
meeting by written consent describing the action and signed by Managers whose voting power is at least equal to the minimum that would be necessary to take the action at a meeting at which all Managers were present.

                  (c)      Participation by Non-Member Managers. The fact that a
Manager is not also a Member in no way limits the Manager's right to vote on any matter properly within the scope of the Managers' authority under this
Agreement.

         5.5      Required Member Approval.  Notwithstanding any other provision of this Agreement, the vote or written consent of Members holding 100 percent of the Membership Interests held by all Members is required for approval of:

                  (a)      liquidation or reorganization of the company,
including without limitation merger, spin off, split off or other form of reorganization;

                  (b)      sale or other form of disposition of shares or
ownership interests;

                  (c)      sale or other form of disposition of receivables,
including for the avoidance of doubt,  the loans to Russian closed joint stock company Goloil;

                  (d)      distribution and/or re-investment of profits;

                  (e)      modification of terms and conditions of the Oilfield
Development Agreement or the Lease Agreement, each dated June 30, 2000, between
Siberian-Texas Closed Joint Stock Company Goloil and Limited Liability Company
Energosoyuz-A;

                  (f)      any other decision which causes substantial changes
to the capital structure of the Company, such as raising new equity or borrowing funds; and

                  (g)      decision on voting at the General Meeting of
Shareholders or at the meeting of the Board of Russian closed joint stock company Goloil on any of the matters listed in subclauses (a) through (f) above.

         5.6      Agency Power and Authority.  A Manager apparently acting for the Company in the usual course of its business has the power to bind the
Company and no person has an obligation to inquire into the Manager's actual authority to act on the Company's  behalf. However, if a Manager acts outside the scope of the Manager's actual authority, the Manager will indemnify the
Company for any costs or damages it incurs as a result of the unauthorized act.

                                       13

         5.7      Fiduciary Duties.

                  (a)      Standard of Care.

                           (1)      Liability for Wrongful Acts.  A Manager is
liable to and will indemnify the Company for all costs, expenses or damages attributable to an act or omission that constitutes (i) breach of any fiduciary duty owed by the manager to the Company or its members; (ii) an act or omission not in good faith that constitutes of breach of duty of the manager to the
Company or a member; (iii) or an act or omission that involves intentional misconduct or a knowing violation of the law; or (iv) an act or omission for which the liability of a manager is expressly provided by an applicable statute.

                           (2)      Justifiable Reliance.  A Manager may rely on
the Company's records maintained in good faith and on information, opinions, reports or statements received from any Person pertaining to matters the Manager reasonably believes to be within the Person's expertise or competence (including attorneys, accountants and other professional advisors).

                  (b)      Conflicts of Interest. Each Manager must disclose to
the Company any business opportunity involving the seeking of licences from the competent authorities for the exploration, development or production of oil or gas in the Khanty-Mansiysk Autonomous Okrug, Russia, that the Manager believes or has reason to believe the Company would accept if brought to its attention.
If the Company declines to accept the opportunity, and if the opportunity does not involve a competing activity, the Manager may pursue it for the Manager's own account. If the Manager fails to disclose the opportunity, the Manager will account to the Company for any income the Manager derives from the opportunity and will indemnify the Company for any loss the Company incurs as a result of the failure to disclose.

                  (c)      Self-Dealing.  As long as there is more than one
Member, a Manager, Member or Affiliate of a Member or Manager may enter into a business transaction or series of related transactions with an aggregate present value of more than $10,000 with the Company only if the terms of the transaction are fully disclosed to all Members and (if required by Section 3.4) are approved by Members holding 100 percent of the Membership Interests, irrespective of whether such agreement will have been reached directly or through any Affiliate, or at meeting of the Members or otherwise.

         5.8      Indemnification of Managers.  The Company shall indemnify each
Manager to the extent provided in the Articles.

         5.9      Compensation.  The Company may not compensate any Manager for services to or on behalf of the Company, unless specifically stipulated in any operating budgets unanimously approved by the Members. However, the Company will reimburse each Manager for reasonable expenses properly incurred on the
Company's behalf.

                                       14

         5.10     Tenure.

                  (a)      Term. A Manager will serve until the earlier of: (1)
the Manager's resignation; (2) the Manager's removal; (3) the Manager's
Bankruptcy; (4) as to a Manager who is a natural person, the Manager's death or adjudication of incompetency; and (5) as to a Manager that is an Entity, the
Manager's dissolution or termination.

                  (b)      Resignation.  A Manager may resign upon 15 days
advance notice to the Members.

                  (c)      Removal. The Manager shall be removed upon notice
from another Member if (1) an order is made by a court or an effective resolution is passed for the reorganization under any bankruptcy law, dissolution, liquidation, or winding up of the Manager; (2) the Manager dissolves, liquidates, is wound up, or otherwise terminates its existence; (3) a receiver is appointed for a significant part of the Manager's assets; or (4) if the Manager has committed a material breach of this Agreement and has failed to contest that breach in appropriate dispute resolution proceedings, or to commence to cure an admitted breach within 30 days after receipt of a notice from a Member, or diligently to pursue such cure to full completion.

                  (d)      Vacancy. If a Manager is removed, the Members other
than the Member that has been removed as Manager may elect a successor Manager.
If a Manager ceases to serve for any reason other its removal, the Members holding 100 percent of the Membership Interests may elect a successor Manager.
If no successor is elected or serving, all actions by the Company shall require the consent of Members holding 100 percent of the Membership Interests.

                        ARTICLE 6: RECORDS AND ACCOUNTING

         6.1      Maintenance of Records.

                  (a)      Required Records.  The Company will maintain at its
principal place of business:

                           (1)      a current list that states the name, mailing
address and Membership Interest of each Member;

                           (2)      copies of the Company's federal, state and
local information or income tax returns for each of the six most recent Taxable
Years;

                           (3)      copies of the Articles and this Agreement,
including any amendments or restatements, and executed copies of any powers of attorney pursuant to which any document pertaining to the Company's affairs was executed;

                                       15

                           (4)      a statement showing the amount of any cash
and a description and statement of the agreed value of any other property or services contributed or to be contributed by each Member;

                           (5)      a description of the times or events at or
on which additional Contributions are required to be made;

                           (6)      a description of the events requiring the
Company to be dissolved and its affairs wound up;

                           (7)      the date on which each Member became a
Member; and

                           (8)      correct and complete books and records of
account of the Company.

                  (b)      Member Access.  A Member and the Member's authorized
representative shall have reasonable access to, may inspect, and may obtain from the Manager copies of, all records and other materials pertaining to the Company or its activities. The exercise of such rights will be at the requesting
Member's expense.

                  (c)      Confidentiality.  No Member or Manager will disclose
any information relating to the Company or its activities to any unauthorized person or use any such information for his or her or any other Person's personal gain.

         6.2      Financial Accounting.

                  (a)      Accounting Method. The Company will account for its
financial transactions using a method of accounting determined by the Managers in compliance with Sections 446 and 448 of the Code.

                  (b)      Taxable Year. The Company's Taxable Year is the
Company's annual accounting period, as determined by the Managers in compliance with Sections 441, 444 and 706 of the Code. The initial Taxable Year of the
Company shall commence on the Effective Date.

         6.3      Reports.

                  (a)      Members. As soon as practicable after the close of
each Taxable Year, the Company will prepare and send to the Members such reports and information as are reasonably necessary to (1) inform the Members of the results of the Company's operations for the Taxable Year and (2) enable the
Members to completely and accurately reflect their distributive shares of the
Company's income, gains, deductions, losses and credits in their federal, state and local income tax returns for the appropriate year.

                                       16

                  (b)      Periodic Reports. The Company will complete and file
any periodic reports required by the Act or the law of any other jurisdiction in which the Company is qualified to do business, and will also, subject to operational exigencies, prepare and provide to all Members such other reports concerning the Company's activities, affairs and financial condition as may reasonably be requested by any Member.

        6.4      Tax Matters.

                  (a)      Tax  Withholding. If the Company is required by law
or regulation to withhold and pay over to a governmental agency any part or all of a Distribution or allocation of Profit to a Member:

                           (1)      the amount withheld will be considered a
Distribution to the Member; and

                           (2)      if the withholding requirement pertains to a
Distribution in kind or an allocation of Profit, the Company will pay the amount required to be withheld to the governmental agency and promptly take such action as it considers necessary or appropriate to recover a like amount from the
Member, including offset against any Distributions to which the Member would otherwise be entitled.

                  (b)      Tax Payments. No Member shall ever be responsible for
payment of income or other taxes in any  jurisdiction in respect of the income of, or cash distributions made to, any other Member.

         6.5      Tax Matters Partner.  Petromed shall act as the "Tax Matters
Partner" pursuant to Section 6231(a)(7) of the Code. The Company may remove any
Tax Matters Partner, with or without cause, and designate a successor to any Tax
Matters Partner who for any reason ceases to act. A Member is eligible to serve as the Tax Matters Partner only if (1) the Member is then serving as a Manager or (2) no Member is then serving as a Manager. The Tax Matters Partner will inform the Members of all administrative and judicial proceedings pertaining to the determination of the Company's tax items and will provide the Members with copies of all notices received from the Internal Revenue Service regarding the commencement of a Company-level audit or a proposed adjustment of any of the
Company's tax items. The Tax Matters Partner may extend the statute of limitations for assessment of tax deficiencies against the Members attributable to any adjustment of any tax item. The Company will reimburse the Tax Matters
Partner for reasonable expenses properly incurred while acting within the scope of the Tax Matters Partner's authority.

         6.6      Tax Warranty. Teton hereby warrants and represents to Petromed that immediately prior to the Effective Date, the Company was a single Member limited liability company that had not elected to be taxed as a corporation.

                             ARTICLE 7: DISSOLUTION

                                       17

         7.1      Events of Dissolution.

                  (a)      Enumeration.  The Company will dissolve upon the
first to occur of:

                           (1)      the vote of Members holding 100 percent of
the Membership Interests held by all Members to dissolve the Company;

                           (2)      any event that makes the Company ineligible
to conduct its activities as a limited liability company under the Act; or

                           (3)      any event or circumstance that makes it
unlawful or impossible for the Company to carry on its business

                  (b)      Exclusivity of Events. Unless specifically referred
to in this Article 7.1, no event, including an event of dissolution prescribed by the Act, will result in the Company's dissolution.

         7.2      Effect of Dissolution.

                  (a)      Appointment of Liquidator.  Upon the Company's
dissolution, the Managers will appoint a liquidator, who may but need not be a
Member. The liquidator will wind up and liquidate the Company in an orderly, prudent and expeditious manner in accordance with the following provisions of this Article 7.2.

                  (b)      Final Accounting. The liquidator  will make proper
accountings (1) to the end of the month in which the event of dissolution occurred and (2) to the date on which the Company is finally and completely liquidated.

                  (c)      Duties and Authority of Liquidator. The liquidator
will make adequate provision for the discharge of all of the Company's debts, obligations and liabilities. The liquidator may sell, encumber or retain for distribution in kind any of the Company's assets. Any gain or loss recognized on the sale of assets will be allocated to the Members' Capital Accounts in accordance with the provisions of Article 4.2 above. With respect to any asset the liquidator determines to retain for distribution in kind, the liquidator will allocate to the Members' Capital Accounts the amount of gain or loss that would have been recognized had the asset been sold at its fair market value.

                  (d)     Final Distribution. The liquidator will distribute
any assets remaining after the discharge or accommodation of the Company's debts, obligations and liabilities to the Members in proportion to their Capital
Accounts computed after all allocations under Article 4.2 above. The liquidator will distribute any assets distributable in kind to the Members in undivided interests as tenants in common. A Member whose Capital Account is negative will have no liability to the Company, the Company's creditors or any other Member with respect to the negative balance.

                                       18

                  (e)      Required Filings.  The liquidator will file with the
Secretary of State such statements, certificates and other instruments, and take such other actions, as are reasonably necessary or appropriate to effectuate and confirm the cessation of the Company's existence.

                          ARTICLE 8: GENERAL PROVISIONS

         8.1      Amendments.

                  (a)      Required Amendments. The Company, the Manager and the
Members will execute and file any amendment to the Articles required by the Act.
If any such amendment results in inconsistencies between the Articles and this
Agreement, this Agreement will be considered to have been amended in the specifics necessary to eliminate the inconsistencies.

                  (b)      Other Amendments. Any Manager or any Member may
propose for consideration and action an amendment to this Agreement or to the
Articles. A proposed amendment will become effective at such time as it is approved by all Members.

         8.2      Resolution of Disputes.

                  (a)      Mediation. The parties will endeavor in good faith to
resolve all disputes arising under or related to this Agreement by mediation.

                  (b)      Alternative Method. If any party believes in its sole
discretion that the mediation effort is not being pursued with sufficient diligence or success, such party may institute a proceeding for the resolution of the dispute in a court of competent jurisdiction.

         8.3      Notices. Notices contemplated by this Agreement may be sent by any commercially reasonable means, including hand delivery, first class mail, fax, E-mail or private courier. The notice must be prepaid and addressed as set forth in the Company's records. The notice will be effective on the date of receipt or, in the case of notice sent by first class mail, the fifth day after mailing.

         8.4      Resolution of Inconsistencies.  If there are inconsistencies between this Agreement and the Articles, the Articles will control. If there are inconsistencies between this Agreement and the Act, this Agreement will control, except to the extent the inconsistencies relate to provisions of the Act that the Members cannot alter by agreement. Without limiting the generality of the foregoing, unless the language or context clearly indicates a different intent, the provisions of this Agreement pertaining to the Company's governance and financial affairs and the rights of the Members upon Dissociation and dissolution will supersede the provisions of the Act relating to the same matters.

                                       19

         8.5      Provisions Applicable to Transferees. As the context requires, the provisions of this Agreement pertaining to the rights and obligations of a
Member also govern the rights and obligations of the Member's Transferee.

         8.6      Additional Instruments. Each Member will execute and deliver any document or statement necessary to give effect to the terms of this
Agreement or to comply with any law, rule or regulation governing the Company's formation and activities.

         8.7      Computation of Time.  In computing any period of time under this Agreement, the day of the act or event from which the specified period begins to run is not to be included.  The last day of the period is included, unless it is a Saturday,  Sunday or legal holiday, in which case the period will run until the end of the next day that is not a Saturday, Sunday or legal holiday.

         8.8      Waiver.  No right under this Agreement may be waived, except by an instrument in writing signed by the party sought to be charged with the waiver.

         8.9      General Construction Principles.  Words in any gender are
deemed to include the other genders. The singular is deemed to include the plural and vice versa. The headings and underlined paragraph titles are for guidance only and have no significance in the interpretation of this Agreement.

         8.10     Binding Effect.  Subject to the provisions of this Agreement relating to the transferability of Membership Interests and the rights of
Transferees, this Agreement is binding on and will inure to the benefit of the
Company, the Members and their respective distributees, successors and assigns.

         8.11     Governing Law.  Texas law governs the construction and
application of the terms of this Agreement.

         IN WITNESS WHEREOF, these First Amended and Restated Regulations have been signed by duly authorized representatives of the Parties, to be effective as of the Effective Date.

                                            GOLTECH PETROLEUM, LLC

                                            By: Petromed Oil Limited, Manager

                                            By:
                                                --------------------------------
                                                   Kenneth Zammit, Director

                                       20

                                            MEMBERS:

                                            PETROMED OIL LIMITED

                                            By:
                                                --------------------------------
                                                   Kenneth Zammit, Director

                                            TETON PETROLEUM COMPANY

                                            By:
                                                --------------------------------
                                                   H. Howard Cooper, President

                                       21